Execution Copy

EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into as of the Effective Date (as defined below) by and between First Mercury Financial Corporation, a Delaware corporation having its principal place of business in Southfield, Michigan (“Company”), and Richard H. Smith, a resident of the State of Michigan (“Executive”).

RECITALS

A.	Executive is currently employed by Company as its Chief Executive Officer.

B.           Company and Executive now desire to enter into this Agreement which shall, from and after the Effective Date, govern the terms and conditions of Executive’s continued employment by Company.

NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants herein, the parties hereby agree as follows:

AGREEMENT

1.     Definitions. When used in this Agreement and initially capitalized, the following terms shall have the meanings set forth below:

(a)   “Accrued Base Salary” means any unpaid Base Salary of Executive earned through the Termination Date.

(b)   “Accrued Bonus Amount” means the unpaid portion of any Annual Incentive Bonus awarded to Executive by action of the Committee with respect to a Fiscal Year.

(c)   “Accrued Vacation Amount” means all compensation payable to Executive following his Termination for accrued but unused vacation days determined in accordance with Company’s vacation policy.

(d)   “Affiliate” means with respect to any Person any entity controlled by, under the control of, under common control with such Person within the meaning of the Exchange Act.

(e)   “Agreement” means this Employment Agreement as in effect from time to time.

(f)   “Annual Incentive Bonus” means with respect to a Fiscal Year the award, if any, granted to Executive by the Committee under the terms of the First Mercury Financial Corporation Performance Based Annual Incentive Plan or any other short term incentive compensation plan subsequently established by Company for the benefit of executive level employees of Company.

(g)   “Base Amount’ means with respect to Executive as of any point in time his base amount with respect to his employment with Company determined under Section 280G(b)(3)(A).

(h)    “Base Salary” means the annual salary amount as in effect from time to time with respect to Executive under Section 5(a).

(i)    “Benefits” means any benefits which are vested and accrued prior to or on the Termination Date and to which Executive is otherwise entitled under the terms of any employee benefit plan, program, or arrangement sponsored or contributed to by Company or any Affiliate of Company.

(j)    “Board” means the Board of Directors of Company.

(k)   “Business” means the provision of insurance products and services to the specialty commercial insurance markets, and such additional products or services as Company may provide in the future, and such additional insurance or other markets as Company may service in the future.

(l)    “Cause” means a termination of Executive’s employment by formal action of the Board, following the procedure set forth in Section 6(h) below, for any of the following reasons:

(i)           embezzlement, fraud or any other illegal or unethical act or omission in connection with the performance of Executive’s duties under this Agreement or as an employee of Company that demonstrably and materially injures or reasonably could demonstrably and materially injure Company or any Affiliate or that the Board determines does demonstrably and materially impairs Executive’s ability to satisfactorily perform his duties hereunder;

(ii)          conviction of (or plea of nolo contendere to) any (A) felony or (B) other crime involving moral turpitude or any other conviction (or plea of nolo contendere) that demonstrably and materially impairs or reasonably could demonstrably and materially impair Executive’s ability to satisfactorily perform his duties hereunder;

(iii)         any willful and demonstrably material breach by Executive of the terms of this Agreement or any other willful act or omission that demonstrably and materially injures or reasonably could be expected to demonstrably and materially injure Company or any Affiliate or that demonstrably and materially impairs or reasonably could demonstrably and materially impair Executive’s ability to satisfactorily perform his duties hereunder.

(iv)         improper, willful and material disclosure or use of Company’s or any Affiliate’s Proprietary Information or other willful material breach of Executive’s fiduciary obligation to Company or any Affiliate of Company; or

(v)          Executive’s willful failure or refusal to follow the lawful and good faith directions of the Board. For purposes of this definition, no act or failure to act on the part of Executive shall be considered “willful” unless done, or omitted to be done, by him in bad faith or without a reasonable belief that his action or omission are in the best interests of Company or its Affiliates. Any act or omission, based upon directions given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Company or its Affiliates shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of Company or its Affiliates.

Notwithstanding anything in this Agreement to the contrary, in no event shall the Executive’s inability to perform the essential functions of his job with or without reasonable accommodation as a result of a physical or mental condition constitute “Cause”.

(m)   “Change In Control Event” means a transaction or series of related transactions which qualify as a change in control event with respect to Company for purposes of Section 409A of the Code and Treas. Reg. §1.409A-3(i)(5).

(n)   “Code” means the Internal Revenue Code of 1986, as amended.

(o)   “Committee” means the Compensation Committee of the Board as duly constituted from time to time.

(p)   “Company” has the meaning given to such term in the introductory paragraph of this Agreement.

(q)   “Competitive Business” means any business activity (other than the Business) in which Company or any Affiliate is actively engaged at the time Executive’s employment terminates.

(r)   “Creation” has the meaning given to such term in Section 10 hereof.

(s)    “Disability” means a determination by the Board acting in good faith that (i) Executive is unable to perform the essential functions of his job with or without reasonable accommodation as a result of a physical or mental condition and (ii) such condition can reasonably be expected to continue for an indefinite period.

(t)    “Equity Award” means any award granted to Executive under the First Mercury Financial Corporation Omnibus Incentive Plan of 2006 or any prior or successor equity incentive plan of Company.

(u)   “ERISA Affiliate” means with respect to Company each corporation or trade or business considered to be a single employer with Company under section 414(b) or (c) of the Code.

(v)   “Exchange Act” means the Securities Exchange Act of 1934.

(w)  “Executive” has the meaning given to such term in the introductory paragraph of this Agreement.

(x)  “Effective Date” means August 1, 2007.

(y)  “Fiscal Year” means the fiscal year of Company.

(z)   “Good Reason” means any of the following conditions (not consented to in advance by Executive in writing or ratified subsequently by Executive in writing), but only if Executive provides Company with written notice of such condition within ninety (90) days of the initial existence of such condition and only if such condition remain(s) in effect thirty (30) days after written notice to the Board from Executive of his intention to terminate his Employment for Good Reason which specifically identifies such condition:

(i)          A material diminution in Executives base compensation; or

(ii)          Any action or inaction which constitutes a material breach by Company of this Agreement with respect to any of its obligation to Executive hereunder; or

(iii)        Any material diminution in Executive’s authority, duties or responsibilities as measured against Executive’s authority, duties or responsibilities immediately prior to such change; or

(iv)         Requiring Executive to report other than to the Board or its Chair; or

(v)          Following a Change In Control Event, any material change in the geographic location at which Executive is normally required to perform his duties and responsibilities under this Agreement.

(aa)         “Initial Term” has the meaning give to such term in Section 2.

(bb)         “Person” has the meaning given to such term is Sections 13(d) and 14(d)(2) of the Exchange Act.

(cc)         “Proprietary Information” has the meaning given to such term in Section 10.

(dd)       “Pro Rata Bonus” means the Annual Incentive Bonus, if any, awarded to Executive consistent with the compensation practices established by the Committee with respect to other executive level employees of Company with respect to the Fiscal Year in which Executive’s employment terminates based on (i) the Company’s actual financial performance against such financial performance targets as may have been set by the Committee for such Fiscal Year and (ii) the portion of such Fiscal Year during which Executive was employed.

(ee)        “Protected Period” means the period commencing 90 days before the effective date of a Change In Control Event and ending on the second anniversary of such Change In Control Event.

(ff)   “Separation Amount” means the sum of (i) thirty (30) months Base Salary, at the rate in effect on the Termination Date and (ii) the Termination Bonus Amount.

(gg)   “SERP” has the meaning given to such term in Section 5(d).

(hh)  “Target Bonus” means one hundred percent (100%) of Executive’s Base Salary as in effect at the beginning of each fiscal year of the Company.

(ii)   “Term” has the meaning given to such term in Section 3.

(jj)  “Termination” means a termination of Executive’s employment with Company and all its ERISA Affiliates for any reason, provided that such termination of employment qualifies as a separation from service for purposes of Section 409A of the Code and Treas. Reg. §1.409A-1(h).

(kk)       “Termination Bonus Amount” means (AxB), where A is the sum of the actual Annual Incentive Bonuses awarded and paid to Executive with respect to the two Fiscal Years immediately preceding the Fiscal Year in which the Termination Date occurs and B is 1.25.

(ll)  “Termination Date” means the date as of which a Termination occurs with respect to Executive.

2.     Employment. From and after the Effective Date, Company hereby agrees to employ Executive for the Term as specified below and Executive hereby agrees to accept such ongoing employment for the Term on the terms and subject to the conditions of this Agreement.

3.     Term. The Term shall commence on the Effective Date and continue until the fifth anniversary of the Effective Date (“Initial Term”), provided, however, that (i) the Term of this Agreement shall be automatically extended for an additional twelve months on the fifth anniversary of the Effective Date and each successive anniversary of the Effective Date, unless Company or Executive delivers notice of intent not to extend the Term at least sixty (60) days prior to the expiration of the Initial Term or any extension thereof and (ii) the Term of this Agreement shall automatically end upon the termination of Executive’s employment with the Company and all of its ERISA Affiliates pursuant to Section 6 below.

4.	Title, Position and Duties.

(a)          Title, Duties. Executive shall be employed as the Chairman, President and Chief Executive Officer of Company and shall report directly to the Board. Executive shall have such duties and responsibilities as are traditionally associated with such position at Company and such additional duties and responsibilities as may from time to time be assigned to Executive by the Chair of the Board, provided such duties and responsibilities are consistent with the Office of Chief Executive Officer of Company as historically constituted. Such duties and responsibilities may include providing services to or on behalf of any Affiliate of Company.

(b)          Best Efforts, Other Interests. Executive shall diligently and to the best of his abilities assume, perform, and discharge all duties and responsibilities inherent is his position or otherwise assigned to Executive from time to time and shall fully and completely comply with any and all written rules, procedures or policies of Company as from time to time in effect. Executive shall devote all of his business time and efforts to Company and its Affiliates and shall not, without prior written consent from the Board, accept other employment or perform or render any services for compensation, or have a direct or indirect ownership interest in any other business, other than in the form of publicly traded securities constituting less than one percent (1%) of the vote or value of the outstanding securities of such public entity. The foregoing notwithstanding, Executive shall be allowed to engage in passive personal investment activity and charitable, educational, religious and similar types of non-compensated activities and speaking engagements, provided that such activity or service does not interfere with Executive’s performance of his duties and responsibilities hereunder. The time involved in such activities, provided it is not significant, shall not be treated as vacation time.

(c)          Place of Performance. Executive shall perform his duties and responsibilities at Company’s principal business office or such other location as the Chair of the Board may from time to time designate. Executive acknowledges that his duties and responsibilities may require significant travel. The foregoing notwithstanding, other than in unique circumstances, Company does not anticipate that Executive’s business travel obligations under this Agreement will be materially greater than they have been historically.

(d)          No Restrictions. Executive hereby represents and warrants that there is no legal restriction on his ability to accept employment with Company or to perform his duties and responsibilities hereunder and that Executive is not subject to any contractual covenant that could restrict his activities on behalf of Company in any way.

5.     Compensation and Benefits. Executive shall be compensated by Company for his services as follows:

(a)   Base Salary. Executive shall be paid a Base Salary at an annual rate of Seven Hundred Fifty Thousand Dollars ($750,000.00) payable in equal installments in accordance with Company’s normal payroll practice for its senior executive officers. At least annually, the Committee shall review Executive’s Base Salary with a view to making such adjustment to such Base Salary as the Committee shall deem reasonable and appropriate, in its sole discretion, in light of Executive’s performance and the financial performance of Company and its Affiliates, provided that no such adjustment shall be made to reduce the Base Salary below its then current level without Executive’s written consent, unless such reduction is made in conjunction with and consistent with an overall reduction in base compensation paid to the senior executives of Company as a group.

(b)   Annual Bonus Compensation. Executive shall be eligible to participate in the First Mercury Financial Corporation Performance Based Annual Incentive Plan or such other short term incentive plan as Company may adopt from time to time for the benefit of its senior executives (“Incentive Plan”) and to earn Annual Incentive Bonuses under such plan as may from time to time be in effect based on the financial performance of Company and Executive’s personal performance against annual targets, goals or other criteria as may be set by the Committee from time to time. Notwithstanding anything in this Agreement or any other plan or arrangement to the contrary, in no event shall the Target Bonus of Executive be reduced without Executive’s written consent, unless such reduction is made in conjunction with and consistent with an overall reduction in target bonus compensation of the senior executives of Company as a group. The Annual Incentive Bonus for each year, if any, shall be paid in accordance with the terms of the Incentive Plan.

(c)   Equity Based Compensation. Executive shall be eligible to receive awards under the First Mercury Financial Corporation Omnibus Incentive Plan of 2006 (“Equity Plan”), as amended, or any successor equity based compensation plan for senior executives as may be adopted Company from time to time. The timing, number of options, shares or equity units involved, and terms and conditions of all such awards shall be determined by the Committee in its sole discretion and shall be subject to the terms of the plan under which such award is made.

(d)   Benefits. Executive shall be eligible, on at least the same basis as other similarly situated members of senior management of Company, to participate in and to receive benefits under any of Company’s employee benefit plans, programs or arrangements, in accordance with the terms of such plans, programs or arrangements as in effect from time to time. Executive shall be eligible to participate in the First Mercury Financial Corporation Supplemental Executive Retirement Plan (“SERP”) as in effect from time to time in accordance with the terms of such plan.

(e)	Expense Reimbursement.

(i)           Executive shall be entitled to reimbursement from Company for all reasonable and customary travel and other business expenses incurred by Executive in carrying out his duties under this Agreement, in accordance with the travel reimbursement policy and general reimbursement policy of Company as in effect from time to time. Executive shall have responsibility for developing and implementing such travel policy and general reimbursement policies and shall provide the Compensation Committee with a copy of such policies as in effect from time to time. Executive shall report all such reimbursable expenditures to Company not less frequently than monthly accompanied by adequate records and other documentary evidence as required by Company’s reimbursement policy, and federal or state tax statutes or regulations governing the substantiation of such expenditures. Executive’s right to reimbursement in accordance with Company’s policies as in effect from time to time shall survive termination of this Agreement.

(ii)          To the extent that Executive feels that it is reasonable and necessary to retain personally the services of tax and other professionals in connection with his position as Chairman and Chief Executive Officer and the fulfillment of his duties and responsibilities hereunder, Company shall reimburse Executive for such expenses, subject to such limitations as the Compensation Committee of the Board of Directors may from time to time adopt. Executive may be entitled to reimbursement under this subparagraph (ii) even though such reimbursement may be considered a personal expense and includible as part of Executive’s taxable compensation. Executive shall report all such reimbursable expenditures to Company not less frequently than monthly and accompanied by adequate records and other documentary evidence.

(iii)         Company shall reimburse Executive for the costs of his legal representation in connection with the negotiation of this Agreement in an amount up to $10,000.00.

(f)    Vacation. Executive shall be entitled to paid vacation time in accordance with Company’s vacation policy as in effect from time to time.

(g)   Withholding. Company shall have the right to deduct and withhold from any taxable compensation paid to or for the benefit of Executive hereunder, whether paid in cash or in property, any federal, state or local income, employment or other taxes required by law to be withheld by Company with respect to such payment or any other taxable payment or transfer made by Company for the benefit of Executive.

6.	Termination of Employment.

(a)   Termination by Executive Other than for Good Reason. Executive may terminate his employment during the Term upon ninety (90) days prior written notice to Company for other than Good Reason (as defined below). In such event, this Agreement shall terminate as of the Termination Date and the obligations of Company hereunder shall be deemed fully satisfied, except that Executive shall be entitled to and shall be subject to the following as applicable:

(i)           Payment of any Accrued Base Salary, Accrued Vacation Amount, or Accrued Bonus Amount in a lump sum within ninety (90) days of the Termination Date;

(ii)          Benefits in accordance with the terms of the applicable employee benefit plans; provided, that, Executive’s participation in such plans shall terminate as of the Termination Date, except as otherwise required by law; and

(iii)        Executive’s rights with respect to any Equity Awards shall be determined under the terms of the plan under which such Equity Awards were granted and the terms of any grant agreement covering such grant, provided that in the event Executive fails to provide the required ninety (90) days advance written notice of his Termination, Executive’s rights with respect to any unvested Equity Awards shall immediately terminate and be forfeited. Executive’s rights with respect to the SERP shall be determined in accordance with the terms of the SERP.

(b)   Death or Disability. Executive’s employment shall automatically terminate upon his death and such employment shall terminate at Company’s election in the event of his Disability, unless otherwise prohibited by law. In such event, this Agreement shall terminate as of the Termination Date and the obligations of Company hereunder shall be deemed fully satisfied and discharged, except that Executive or his legal representatives, as applicable, will be entitled to and subject to the following:

(i)           Payment of any Accrued Base Salary, Accrued Vacation Amount, Accrued Bonus Amount; or Pro Rata Bonus in a lump sum within ninety (90) days of Executive’s Termination Date;

(ii)          Benefits in accordance with the terms of the applicable employee benefit plans; provided, that, Executive’s participation in all such plans shall terminate as of the date his employment terminates, except as otherwise required by law; and

(iii)        Executive’s rights with respect to any Equity Awards shall be determined under the terms of the plan under which such Equity Awards were granted and the terms of any grant agreement covering such grant. Executive’s rights with respect to the SERP shall be determined in accordance with the terms of the SERP.

(c)   Termination for Cause. Company may terminate Executive’s employment for Cause at any time by following the procedure set forth in paragraph (h) below. In such event, this Agreement shall terminate as of the Termination Date and the obligations of Company hereunder shall be deemed fully satisfied and discharged, except that Executive be entitled to and shall be subject to the following as applicable:

(i)           Payment of any Accrued Base Salary, Accrued Vacation Amount, or Accrued Bonus Amount in a lump sum within ninety (90) days of the Termination Date;

(ii)          Benefits in accordance with the terms of the applicable employee benefit plans; provided, that, Executive’s participation in all such plans shall terminate as of the date Executive’s employment terminates, except as otherwise required by law; and

(iii)        Executive’s rights with respect to any Equity Awards shall be determined under the terms of the plan under which such Equity Awards were granted and the terms of any grant agreement covering such grant, except that Executive’s rights with respect to any unvested Equity Awards shall immediately terminate and be forfeited. Executive’s rights with respect to the SERP shall be determined in accordance with the terms of the SERP.

(d)   Termination By Company Other Than for Cause or By Executive for Good Reason Without Release. Company may terminate Executive’s employment without Cause at any time without prior notice and Executive may terminate his employment for Good Reason upon thirty (30) days prior written notice to Company as set forth herein, subject to the Company’s right to cure within such thirty (30) day period. In the event of such a Termination, this Agreement shall terminate as of the Termination Date, the obligations of Company hereunder shall be deemed fully satisfied and discharged, and Executive or his legal representatives, as applicable, will be entitled to the following:

(i)           Payment of any Accrued Base Salary, Accrued Vacation Amount, Accrued Bonus Amount or Pro Rata Bonus in a lump sum within ninety (90) days of the Termination Date;

(ii)          Benefits in accordance with the terms of the applicable employee benefit plans; provided, that, Executive’s participation in all such plans shall terminate as of the date Executive’s employment terminates, except as otherwise required by law or expressly otherwise provided herein; and

(iii)        Executive’s rights with respect to any Equity Awards shall be determined under the terms of the plan under which such Equity Awards were granted and the terms of any grant agreement covering such grants. Executive’s rights with respect to the SERP shall be determined in accordance with the terms of the SERP.

(e)   Termination By Company Other Than for Cause or By Executive for Good Reason With Release. If Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason in accordance with Section 6(d), in addition to the compensation and benefits set forth in Subsections 6(d)(i), (ii) and (iii), contingent upon Executive’s execution of a release of all claims in the form of Exhibit A hereto and subject to subsection (f) below, Executive or his legal representatives, as applicable, will be entitled to and subject to the following:

(i)           Payment of an amount equal to the Separation Amount, payable as follows: (a) on the first day of the first through sixth months following the month in which the Termination Date occurs, Executive shall be paid an amount equal to 1/12th of the maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) of the Code for the calendar year in which the Termination Date Occurs, (b) on the first day of the seventh calendar month following the month in which the Termination Date occurs, Executive shall be paid an amount equal to twenty-five percent (25%) of the Separation Amount less the aggregate amount of payments made under (a) above, and (c) on the first day of the month for the next eighteen months, Executive shall be paid 4.166667 percent of the Separation Amount , provided, however, that in the event the payments made under this paragraph are not subject to Section 409A(a)(2)(A)(i) of the Code on the Termination Date, then the Separation Amount shall be paid in thirty (30) equal installments commencing on the first day of the month coincident with or next following the Termination Date.

(ii)          In the event Executive makes a timely election of COBRA continuation coverage for himself, his spouse or his eligible dependents, Company shall either pay directly or reimburse Executive for all related COBRA premiums due with respect to such COBRA continuation coverage for the lesser of (i) the term of such coverage or (ii) thirty months. If the statutory term of such COBRA coverage is less than thirty months, Company shall pay to Executive an amount equal to the amount of the COBRA premium that would have been payable has such coverage continued for the balance of such thirty month period in monthly installments. The foregoing notwithstanding, Company’s obligations to pay or reimburse COBRA premiums or to pay amounts in lieu of COBRA premiums under this paragraph shall terminate and cease as of the date that Executive is first eligible to participate in any other employer sponsored major medical benefit plan.

(f)    Termination Related to Change In Control Event. In the event that Company elects to terminate the employment of Executive other than for Cause or Executive elects to terminate such employment for Good Reason and the Termination Date is within the Protected Period:

(i)           Any and all Equity Awards which are not vested on the Termination Date shall be deemed to have vested on the Termination Date; and

(ii)          Notwithstanding Section 6(e)(i), the Separation Amount shall be paid in a lump sum promptly following the later of (x) the Termination Date o r(y) the effective date of the Change in Control Event.

(g)   Limitation On Payment Obligation. The foregoing notwithstanding, except as otherwise expressly provided below, in no event shall Company be obligated to make payments to Executive, under this Agreement or otherwise following his Termination that would constitute “excess parachute payments” within the meaning of Section 280G of the Code. In the event

Company believes that any payment due Executive would be constitute an “excess parachute payment” and Executive will be subject to the excise tax imposed by Section 4999 of the Code, Company and Executive agree that the aggregate parachute payments (as defined in Section 280G) made to Executive under this Agreement and any and all other agreements shall not exceed 299.99% of Executive’s Base Amount.

(h)   For Cause Termination Procedure. The Board shall only terminate Executive for Cause under paragraph (c) above after providing Executive with (i) at least ten days prior to the proposed termination date, written notice setting forth in detail the basis for the proposed termination, (ii) the opportunity to appear before the Board and provide rebuttal to such proposed termination, and (iii) written notice following such appearance confirming such termination and certifying that the decision to terminate Executive for Cause was approved by at least sixth-six percent (66%) of the members of the Board, excluding Executive. Unless otherwise directed by the Board, from and after the date of the notice under (i) above of the proposed termination, Executive shall be relieved of his duties and responsibilities and shall be considered to be on a paid leave of absence pending any final action by the Board confirming such proposed termination.

(i)    Timing of Payments. Where this Agreement provides for the payment of an amount to Executive during a designated period (e.g., within ninety (90) days of a specified date) and such period begins and ends in different taxable years of Executive, Executive shall not have the right to designate the taxable year in which such payment is made.

(j)    No Obligation To Mitigate. Executive shall not be required to mitigate the amount of the Separation Amount or any portion of it by seeking other employment or otherwise. No portion of the Separation Amount will be offset or reduced by the amount of any compensation or benefits provided to Executive by a successor employer.

7.     Confidentiality. Executive acknowledges that by virtue of his employment with Company, he has and will in the future be exposed to or has had or may have access to confidential information of Company or its Affiliates regarding its or their businesses (whether or not developed by Executive), including, but not limited to, algorithms, source code, system designs, data formats, analytical processes, methodologies, business practices, financial information or projections, customer lists or records, customer information, employee records, shareholder records, mark-ups, project materials, marketing techniques, supplier information, accounting methodologies, Creations or other information that gives, or may give, Company or its Affiliates an advantage in the marketplace against its competitors (all of the foregoing are hereinafter referred to collectively as the “Proprietary Information” except for information that was in the public domain when acquired or developed by Company, or that subsequently enters the public domain other than as a result of a breach of this or any other agreement or covenant). Executive further acknowledges that it would be possible for Executive, upon termination of his employment with Company, to use the Proprietary Information to benefit other individuals or entities, and that to the extent Executive engages in the Business or Competitive Activities for himself or others following the termination of his employment it is highly likely that such activity would inevitably require his use or disclosure of Proprietary Information. Executive acknowledges that Company has expended considerable time and resources in the development of the Proprietary Information and that the Proprietary Information has been disclosed to or learned by Executive solely in connection with Executive’s employment with Company. Executive acknowledges that the Proprietary Information constitutes a proprietary and exclusive interest of Company, and, therefore, Executive agrees that during the term of his employment and after the termination thereof, for whatever reason, anywhere in the world, Executive shall not directly or indirectly disclose the Proprietary Information to any person, firm, court, governmental entity or body, corporation or other entity or use the Proprietary Information in any manner, except in connection with the business and affairs of Company or pursuant to a validly issued and enforceable court or administrative order. In the event that any court, administrative hearing officer or other judicial or governmental representative shall request or demand disclosure of any Proprietary Information, Executive shall promptly notify Company of the same and cooperate with Company to obtain appropriate protective orders in respect thereof. Executive further agrees to execute such further agreements or understandings regarding his agreement not to misuse or disclose Proprietary Information or Creations as Company may reasonably request.

8.     Non-Solicitation/Non-Competition. Executive covenants and agrees that, while employed by Company, and for a period of 24 months following the termination of his employment for any reason, including during the Protected Period, he shall not:

(a)   without the written consent of the Board, directly or indirectly engage or assist any person engaging in the Business or any Competitive Activity (as defined below), individually, or as an officer, director, employee, agent, consultant, owner, partner, lender, manager, member, principal, or in any other capacity, or render any services to any entity which is engaged in the Business or Competitive Business; provided, however, that the ownership by Executive of not more than one percent (1%) of any class of equity security of any entity engaged in the Business or any Competitive Business shall not be deemed a breach of this Section provided such securities are listed on a national securities exchange or quotation system or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. Upon the written request of Executive, the Board will advise Executive whether or not a specific activity which Executive in contemplating would violate the foregoing restriction, provided that (I) such request is made prior to Executive engaging in such activity and (II) Executive provides the Board with such information as the Board determines is necessary to make such determination. The current and continuing effectiveness of any such determination shall be conditioned on all such information provided by Executive being complete and accurate in all material respects; or

(b)   in any manner, directly or indirectly attempt to divert, take away, solicit, or assist others in soliciting any current or prospective customer, supplier, independent contractor or service provider of Company or any Affiliate or otherwise interfere with the relationship between Company or any Affiliate and any current or prospective customer, service provider, supplier, independent contractor, or shareholder; or

(c)   directly or indirectly solicit for employment other than on behalf of Company, seek to induce or influence any person to leave employment with Company, offer employment to, or employ any person who was an employee of Company or any affiliate within 6 months of such solicitation or offer; or

(d)   make any comment (whether or not true) to any Person that could be interpreted, whether or not in fact so interpreted, as critical or disparaging of Company or any of its Affiliates or that otherwise could be reasonably expected to be detrimental to Company or any of its Affiliates or their employees or operations, provided that the foregoing limitation shall not apply to truthful testimony as a witness in any administrative or other legal proceeding, compliance with any obligations imposed under applicable law, or assertion of a defense against any claim of breach of this Agreement by Company, or to his statements or disclosures to officers or directors of Company, and shall not require Executive to make false statements or disclosures.

The foregoing notwithstanding, the provisions of paragraph (a) above shall not be applicable to Executive in the event that Executive’s employment is terminated for Cause based on Executive’s conviction of a felony or other crime, unless such felony or other crime was committed in connection with the performance of Executive’s duties under this Agreement.

9.     Return of Materials. Executive shall, at any time upon the request of Company, and in any event upon his Termination for any reason, immediately return and surrender to Company all originals and all copies, regardless of medium, of all algorithms, source code, system designs, data formats, forms, records, notes, memoranda, price lists, supplier lists, brochures, project materials, sales materials, manuals, letterhead, business cards and other property belonging to Company, its Affiliates, or any of its clients, as the case may be, created or obtained by Executive as a result of or in the course of or in connection with Executive’s employment regardless of whether such items constitute Proprietary Information. Executive acknowledges that all such materials are, and will remain, the exclusive property of Company.

10.	Creations and Other Matters.

(a)   Executive agrees that all materials, inventions, discoveries, improvements or the like that Executive, individually or with others, may originate, develop or reduce to practice while employed with Company relating to the business or products of Company, Company’s actual or demonstrably anticipated research or development or any work performed by Executive for Company (individually, a “Creation” and collectively, the “Creations”) shall, as between Company and Executive, belong to and be the sole property of Company. Executive hereby waives any and all “moral rights,” including, but not limited to, any right to identification of authorship, right of approval on modifications or limitation on subsequent modification, that Executive may have in respect of any Creation. Executive further agrees, without further consideration, to promptly disclose each such Creation to Company and to such other individuals as Company may direct. Executive further agrees to execute and to join others in executing such applications, assignments and other documents as may be necessary or convenient to vest in Company or any client of Company, as appropriate, full title to each such Creation and as may be reasonably necessary or convenient to obtain United States and foreign patents or copyrights thereon to the extent Company or any client of Company, as appropriate, may choose. Executive further agrees to testify in any legal or administrative proceeding relative to any such Creation whenever requested to do so by Company, provided that Company agrees to reimburse Executive for any reasonable expenses incurred in providing such testimony.

(b)   The foregoing covenant shall not apply to any Creation for which no equipment, supplies, facilities, or trade secret information of Company was used and which was developed entirely on Executive’s own time, unless (i) the Creation relates to (A) the business of Company or (B) any actual or reasonably anticipated research or development of Company or (ii) the Creation results from any work performed by Executive for Company.

11.  Post-Termination Cooperation. Executive agrees that following his Termination for any reason he will be available on a reasonable basis consistent with and subject to Executive’s other responsibilities to assist Company and its Affiliates, and will upon request assist Company and its Affiliates, (i) as necessary, for a period of twelve (12) months in order to insure the orderly transition of his duties and responsibilities and (ii) for a period of sixty (60) months in the prosecution or defense of any claims, suits, litigation, arbitrations, investigations, or other proceedings, whether pending or threatened involving Company or any Affiliate. Such assistance shall include, but not by way of limitation, attending meetings with and truthfully and completely answering questions posed by representatives of Company. Company shall reimburse Executive for his reasonable and necessary expenses incurred at the request of Company upon submission of appropriate supporting documents. In addition, if Company is not then currently obligated to make severance payments to Executive under the terms of this Agreement, Company shall compensate executive for such time at a rate of $2,000.00 per day for providing such assistance.

12.  Remedies. Executive acknowledges that in the event that his employment with Company terminates for any reason, he will be able to earn a livelihood without violating the foregoing restrictions and that his ability to earn a livelihood without violating such restrictions is a material condition to his employment with Company. Executive acknowledges that compliance with the covenants set forth in Sections 7 through 11 hereof is necessary to protect the business, goodwill and Proprietary Information of Company and its clients and that a breach of these restrictions will irreparably and continually damage Company or its clients for which money damages may not be adequate. Consequently, Executive agrees that, in the event that he breaches or threatens to breach any of these covenants, Company shall be entitled to a temporary, preliminary or permanent injunction in order to prevent the continuation of such harm without any obligation to post a bond. In addition, without limiting Company’s remedies for any breach of any restriction on Executive set forth in Sections 7 through 11 hereof, except as required by law, the obligation of Company to pay any amounts payable to Executive under Section 6 of this Agreement is contingent upon Executive’s acting in accordance with the covenants of Sections 7 through 11 and in the event of any breach of such obligations, Company’s obligation to make further payments shall terminate and Company shall be entitled to recoup from Executive all payments previously made to Executive under Section 6. Nothing in this agreement, however, shall be construed to prohibit Company from also pursuing any other remedy, the parties having agreed that all remedies are to be cumulative. The parties expressly agree that Company may, in its sole discretion, choose to enforce the covenants in Sections 7 through 11 hereof in part or to enforce any of said covenants to a lesser extent than that set forth herein.

13.  Survival. Notwithstanding any other provision of this Agreement, Executive’s obligations in Sections 7 through 11 (to the extent provided therein) and Company’s obligations to make payments under Section 6 shall survive the termination of this Agreement.

14.  Revision. The parties hereto expressly agree that in the event that any of the provisions, covenants, warranties or agreements in this Agreement are held to be in any respect an unreasonable restriction upon Executive or are otherwise invalid, for whatsoever cause, then the court so holding is hereby authorized to (a) reduce the territory to which said covenant, warranty or agreement pertains, the period of time in which said covenant, warranty or agreement operates or the scope of activity to which said covenant, warranty or agreement pertains or (b) effect any other change to the extent necessary to render any of the restrictions contained in this Agreement enforceable.

15.  Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Executive and Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Southfield, Michigan in accordance with the AAA’s National Rules for the Resolution of Employment Disputes, provided, however, that this arbitration provision shall not apply to, and Company shall be free to seek, injunctive or other equitable relief with respect to any actual or threatened breach or violation by Executive of his obligations under Sections 7 through 11 hereof in any court having appropriate jurisdiction. Executive acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of a covered dispute. The arbitrator may, but is not required, to order that the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any arbitration arising out of this Agreement.

16.  Interpretation. Executive and Company agree that this Agreement shall be interpreted in accordance with and governed by the internal laws of the State of Illinois.

17.  Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by Executive, he shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

18.  Notice. Any notice provided for in this Agreement shall be in writing and shall be deemed given on the date it is delivered in person or sent via overnight delivery service to the other party and addressed,

In the case of Company, to:

First Mercury Financial Corporation

29621 Northwestern Highway

Southfield, Michigan 48203

Attn: General Counsel

And in the case of Executive, to

Mr. Richard H. Smith

____________________________

____________________________

Or such other addresses as either party may designate by giving written notice of a change of address in the manner provided above. Notices given by personal delivery shall be deemed given on the date of delivery. Notices given by overnight courier service shall be deemed given upon deposit with the courier. If notice is given to a business address, receipt by a receptionist or any other person employed at such business address shall be deemed to constitute actual delivery to the addressee.

19.  Validity. If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby. Each term and provision of this agreement shall be valid and enforceable to the fullest extent permitted by law and any invalid, illegal or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

20.  Entire Agreement – Prior Agreements. This Agreement constitutes the entire agreement between Executive and Company regarding the terms and conditions of his employment. This Agreement supersedes all prior negotiations, representations or agreements between Executive and Company, whether written or oral, concerning Executive’s employment by Company.

21.  Nonexclusivity and Nonduplication. Notwithstanding Section 20 above, and except as otherwise specifically provided herein, the provisions of this Agreement will not effect any other plan, program or arrangement of the Company under which Executive may accrue or earn benefits or compensation. Notwithstanding the foregoing, amounts owed to Executive under any other severance plan of the Company or any Affiliate will be reduced by amounts payable under this Agreement.

22.  Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by Executive and Company.

23.  Insurance and Indemnification. Company shall, at no cost to Executive, (i) use its reasonable best efforts to at all times include Executive, during the term of Executive’s employment hereunder and for so thereafter as Executive may be subject to any such claim, as an insured under any directors’ and officers’ liability insurance policy maintained by Company, which policy shall provide such coverage in such amounts as the Board shall deem appropriate for coverage for all officers and directors of Company and (ii) provide Executive with at least the same indemnification rights as it provides to its officers.

24.  Counterparts. The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

Date: August 21, 2007	FIRST MERCURY FINANCIAL CORPORATION By: /s/ John A. Marazza Its: Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

Date: August 21, 2007	/s/ Richard H. Smith RICHARD H. SMITH

EXHIBIT A

Form of Release

Date: ________________________

In consideration of the agreement of First Mercury Financial Corporation (“Company”) to enter into that certain Employment Agreement, dated as _____________, 2007, with the undersigned and the promises and covenants of Company made there under, the undersigned, on behalf of himself and his respective heirs, representatives, executors, family members, and assigns hereby fully and forever releases and discharges Company and its past, present and future shareholders, directors, officers, employees, agents, attorneys, investors, administrators, affiliates, divisions, subsidiaries, predecessors, successors and assigns from and against, and agrees not to sue or otherwise institute or cause to be instituted any legal, alternative dispute resolution or administrative proceeding concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred through the date his employment terminates, including without limitation:

A.           Any and all claims relating to or arising from his employment by Company and the termination of such employment;

B.	Any and all claims under his Employment Agreement;

C.           Any and all claims for wrongful discharge, termination in violation of good policy, discrimination, breach of contract, both expressed or implied, covenants of good faith or fair dealing, both expressed or implied, promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practice, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, or conversion;

D.           Any and all claims for violation of any federal, state or municipal statute, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Michigan’s Elliott Larsen Civil Rights Act, and all amendments to each such Act as well as the regulations issued there under; and

E.	Any and all claims for attorneys’ fees and costs.

The foregoing release shall not apply with respect to Company’s payment obligations under Sections 5 and 6 of the Employment Agreement or the undersigned’s rights under any “employee benefit plans” as that term is defined in the Employee Retirement Income Security Act of 1974, as amended.

The undersigned acknowledges that (i) he has been advised by Company to consult a lawyer of his own choice prior to executing this release and has done so or voluntarily declined to seek such counsel, (ii) he has read this release and understands the terms and conditions hereof and the binding nature hereof, (iii) he has had at least twenty-one (21) days within which to consider the terms of this release and executed this release voluntarily and without duress or undue influence on the part of Company, (iv) he has seven (7) days to revoke his execution of this release and that such execution shall not be effective until seven (7) days following delivery to Company, and (v) he understands that his right to receive payments under Section 6 of the Employment Agreement is subject to and conditioned on the undersigned’s full and complete compliance with the Covenants following his Termination and subject to full recoupment by Company in the event of a violation of any Covenant. In the event of such recoupment, the release set forth in this document shall remain in full force and effect.

Initially capitalized terms used in this release and defined in the Employment Agreement shall have the meanings given to such terms under the Employment Agreement.

_____________________________________

Printed Name

_____________________________________

Signature

Date: _________________________________

_________________________________

Notary

My Commission expires ________________.